Exclusive Agency Agreement



      This agreement is made and entered into by and between the parties concerned in Beijing, China on the basis of equality and mutual benefit to develop business on terms and conditions mutually agreed upon as follow:

      1.

      The Parties Concerned

      Party A: Xinhua Surgical Instruments Co., Ltd.

      Add: No.2, Honggou, Zhangdian, Zibo, Shandong

      Tel: +86(533)2182006

      Fax: +86(533)2182027

      Party B: Bio-Bridge Science, Inc.

      Add: 1211 W. 22nd Street, Oak Brook, IL 60523, USA

      Tel: +1(630)9280869

      Fax: +1(630)2036088

      2.

      Appointment

      Party A hereby appoints Party B as its Exclusive Agent to solicit orders for the commodity stipulated in Article 3 from customers in the territory stipulated in Article 4, and Party B accepts and assumes such appointment.

      3.

      Commodity

      "XINHUA" Brand Surgical Instruments and other related products (listed in 2005 product catalog)

      4.

      Territory

      In the United States Only

      5.

      Minimum turnover

      During the first 12 months of the effective period of this agreement, Party B investigate and develop the market without the minimum turnover. Party B shall undertake to solicit orders for the above commodity from customers in the above territory for not less than USD 50,000 in the second year and not less than USD 60,000 in the third year. Annually, from the fourth year, the minimum turnover shall be progressively increased with 10 percent of the previous minimum turnover.

      6.

      Confirmation of Orders

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      The  quantities,  prices and shipments of the  commodities  stated in this
Agreement shall be confirmed in each transaction, the particulars of which are to be specified in the Sales Confirmation signed by the two parties hereto.

      7. Terms of payment

      After confirmation of the order, Party B shall pay to Party A 50% of the total value in cash within the time stipulated in the relevant S/C. Party B shall pay to Party A the rest of the payment within 30 days after the receipt of the goods.

      8. Quality Guarantee

      Party A shall guarantee that the commodity must be in conformity with the quantity, specifications and quantity specified in this Contract and Letter of Quality Guarantee. Party A shall be responsible for the damage due to the defects in designing and manufacturing of Party A.

      9.

      Inspection

      Party A shall, before delivery, make a precise and comprehensive inspection of the goods with regard to its quality, specifications, performance and quantity, and issue inspection certificates certifying the technical data and conclusion of the inspection. After arrival of the goods at the port of destination, Party B shall further inspect as to the specifications and quantity of the goods. If damages of the goods are found, or the specifications and/or quantity are not in conformity with the stipulations in the Sales Confirmation, except when the responsibilities lies with Insurance Company or Shipping Company, Party B shall, within 30 days after arrival of the goods at the port of destination, claim against Party A, or reject the goods.

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      10.

      Claim

      Party B shall make a claim against Party A (including replacement of the goods) by the further inspection and all the expenses incurred therefrom shall be borne by Party A. The claims mentioned above shall be regarded as being accepted if Party A fail to reply within 10 days after Party A received Party B's claim.

      11. Exclusive Right

      In consideration of the exclusive rights granted herein, Party A shall not, directly or indirectly, sell or export the commodity stipulated in Article 3 to customers in the United States through channels (third country included) other than Party B; Party B shall not sell, distribute or promote the sales of any products competitive with or similar to the above commodity in the United States and shall not solicit or accept orders for the purpose of selling them outside the United States. Party A shall refer to Party B any enquiries or orders for the commodity in question received by Party A from other firms in the United States during the validity of this agreement.

      12.

      Market Report

      In order to keep Party A well informed of the prevailing market conditions, Party B should undertake to supply Party A, at least once a quarter or at any time when necessary, with market reports concerning changes of the local regulations in connection with the import and sales of the commodity covered by this agreement, local market tendency and the Party B's comments on quality, packing, price, etc. of the goods supplied by Party A under this agreement. Party B shall also supply party A with quotations and advertising materials on similar products of other suppliers.

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      13.

      Advertising and Expenses

      Party B shall bear all expenses for advertising and publicity in connection with the commodity in question in the United States within the validity of this agreement. Party B shall submit to Party A all related materials intended for advertising for prior approval.

      14.

      Industrial Property Rights

      Party B may use the trade-marks owned by Party A for the sale of the Surgical Instruments covered herein within the validity of this agreement, and shall acknowledge that all patents, trademarks, copy rights or any other industrial property rights used or embodied in the Surgical Instrments shall remain to be the sole properties of Party A. Should any infringement be found, Party B shall promptly notify and assist Party A to take steps to protect the latter's rights.

      15. Validity of Agreement

      This agreement, when duly signed by the both parties concerned, shall become effective from November 16, 2005, and it shall be extended unless Party B fail to fulfill the minimum turnover stipulated in Article 5.

      16.

      Force Majeure

      Either party shall not be held responsible for failure or delay to perform all or any part of this agreement due to flood, fire, earthquake, draught, war or any other events which could not be predicted, controlled, avoided or overcome by the relative party. However, the party affected by the event of Force Majeure shall inform the other party of its occurrence in writing as soon as possible and thereafter send a certificate of the event issued by the relevant authorities to the other party within 15 days after its occurrence.

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      17. Arbitration

      All disputes arising from the performance of this agreement shall be settled through friendly negotiation. Should no settlement be reached throught negotiation, the case shall then be submitted for arbitration to the China International Economic and Trade Arbitration Commission (Beijing) and the rules of this Commission shall be applied. The award of the arbitration shall be final and binding upon both parties.

      18.

      Other Terms & Conditions

      (1)

      Terms of Price

      Description, Article No., Specification, Unit Price (CIF) shall be subject to those listed in 2005 product catalog ,tariff and enclosure. The Price (CIF) shall be properly adjusted on conditions mutually agreed upon at a proper time.

      (2)

      This Agreement shall be subject to the terms and conditions in the formal Sales Contract signed by both parties hereto.

      (3)

      Additional Clause

      Conflicts between agreement clause here-above and the additional clause, if any, it is subject to the additional clause.

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      (4)

      This Agreement is in two originals each Party holds one.

Party A: Xinhua Surgical Instruments Co., Ltd.  Party B: Bio-Bridge Science, Inc

         /s/ ineligible                                 /s/ Liang Qiao

              (Signature)                                (Signature)


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